Exhibit 10.4

LEGACY RESERVES SERVICES, INC.

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (“Agreement”) is made and entered into effective as of [               ], 2016 (the “Effective Date”) by and between Legacy Reserves Services, Inc. (the “Company”) and [NAME] (“Employee”).

WHEREAS, Employee is currently an employee of the Company; and

WHEREAS, the Company desires to promote the interests of the Company, Legacy Reserves LP (the “Partnership”) and its equityholders by encouraging Employee to continue his employment with the Company during the 2016 calendar year.

NOW, THEREFORE, in consideration of the mutual agreements and other matters set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1.                                      Retention Bonuses.

(a)                                 If Employee remains continuously employed with the Company from the Effective Date through June 30, 2016, Employee shall be entitled to receive a cash payment in the amount equal to $[           ].

(b)                                 If Employee remains continuously employed with the Company from the Effective Date through September 30, 2016, Employee shall be entitled to receive a cash payment in the amount equal to $[           ].

(c)                                  If Employee remains continuously employed with the Company from the Effective Date through December 31, 2016 (each of June 30, 2016, September 30, 2016 and December 31, 2016, a “Bonus Date”), Employee shall be entitled to receive a cash payment in the amount equal to $[           ] (each amount payable with respect to a Bonus Date, a “Retention Bonus”).

(d)                                 In the event Employee’s employment with the Company is terminated for any reason prior to a Bonus Date, this Agreement and Employee’s right to any Retention Bonuses shall automatically terminate; provided, however, that any Retention Bonuses that are earned but unpaid as of the date of termination shall be paid in accordance with Section 2.

2.                                      Payment of Retention Bonuses.  Subject to Employee’s satisfaction of the requirements of Section 1 above, the applicable Retention Bonus shall be paid to Employee in a single lump sum amount in cash, net of applicable withholding, within fifteen (15) days following June 30, 2016, September 30, 2016 or December 31, 2016, as applicable.

3.                                      Offset Against Phantom Unit Awards.  To the extent that any phantom units granted to Employee pursuant to that certain grant of phantom units dated [DATE] by Legacy Reserves LP pursuant to the Legacy Reserves LP Long-Term Incentive Plan (the “LTIP”) become vested and payable in cash (such cash amount, the “Phantom Unit Cash”), the Company will offset and reduce the Phantom Unit Cash by the amount of Retention Bonuses paid hereunder through the date of payment of the Phantom Unit Cash.

4.                                      General Provisions.

(a)                                 Taxes and Other Amounts. The Company is authorized to withhold or deduct from any payments made hereunder amounts of taxes due or potentially payable in connection therewith and to deduct other amounts as authorized by Employee, and to take such other action as the Company may deem advisable to enable the Company and Employee to satisfy obligations for the payment of tax obligations relating to any payments made under this Agreement.

(b)                                 No Impact on Employment.  This Agreement is not an employment contract for any definite period of time and shall have no effect on any employment contract between the Company or its affiliates and Employee or on the at-will employment or other service relationship between Employee and the Company, the Partnership and their respective affiliates or, except as otherwise governed by the terms of employment contract between the Company or its affiliates and Employee, on the Company’s ability to terminate such employment or other service relationship at any time for any reason or for no reason.

(c)                                  Term of the Agreement; Amendment.

(i)                                     Except as otherwise terminated earlier as provided in Section 1, this Agreement will automatically terminate on January 1, 2017, provided that any Retention Bonuses that are earned but unpaid as of such date shall remain payable in accordance with Section 2.

(ii)                                  No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party.

(d)                                 Successors. The Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be.  Neither this Agreement nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other party hereto; provided, however, that the Company may assign this Agreement to any of its affiliates.

(e)                                  Unfunded Obligation. All benefits due Employee (or a person claiming through or on behalf of Employee) under this Agreement are unfunded and unsecured and are payable out of the general funds of the Company.

(f)                                   Waiver.  The failure of any party to this Agreement to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any such party from thereafter enforcing each and every other provision of this Agreement.  The rights granted the parties to this Agreement herein are cumulative and shall not constitute a waiver of any such party’s right to assert all other legal remedies available to it under the circumstances.

(g)                                  Severability. If any provision of the Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, but such provision will be fully severable and the Agreement will be construed and enforced as if the illegal or invalid provision had never been included herein.

(h)                                 Application of Section 409A.  The amounts payable pursuant to this Agreement are intended to be exempt from or to otherwise comply with Section 409A of the Code, and this Agreement shall be administered, construed and interpreted in such manner.  For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment.

(i)                                     No Guarantee of Tax Consequences.  None of the Board of Directors of the Company, the Company, the Partnership or any agent or affiliate of any of the foregoing provides or has provided any tax advice to Employee or any other person who may claim through or on behalf of Employee or makes or has made any assurance, commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to Employee or other person who may claim through or on behalf of Employee with respect to this Agreement, including with respect to Section 3 hereof, or assumes any obligation or liability or responsibility with respect to any tax or associated liabilities (including penalties and interest) to which the Employee or any other person who may claim through or on behalf of Employee may be subject.

(j)                                    Counterparts; Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.  The parties may sign and deliver this Agreement by facsimile transmission or by electronic mail in “portable document format.”  Each party agrees that the delivery of this Agreement by facsimile or by electronic mail in “portable document format” shall have the same force and effect as delivery of original signatures, and that each party may use such facsimile or electronic mail signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

(k)                                 Captions.  Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

(l)                                     Entire Agreement; Survival.  This Agreement contains all of the understandings and representations between Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.  Upon the termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(m)                             Governing Law. All questions arising with respect to the provisions of the Agreement and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement in one or more counterparts effective for all purposes as of the Effective Date.

LEGACY RESERVES SERVICES, INC.

By:

Name:

Title:

EMPLOYEE

Name: